                                                                    Exhibit 4.12

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                            SHAREHOLDERS' AGREEMENT

                                     among

                                 APL LIMITED,

                            COYOTE ACQUISITION LLC,

                           COYOTE ACQUISITION II LLC

                                      and

                          PACER INTERNATIONAL, INC.,



                           Dated as of May 28, 1999


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

                               TABLE OF CONTENTS

Paragraph                                                                                Page No.
    1.    Restrictions on Transfer; Permitted Transferees; Pledges.....................     2

    2.    Notice by Shareholder of Proposed Transfers..................................     3

    3.    Offer to Sell Shares.........................................................     3

    4.    Elections to Purchase Shares.................................................     4

    5.    Procedures Upon Elections for Less than All of Shares Offered................     4

    6.    Closing of Purchase of Shares................................................     4

    7.    Disposition by APL of Shares not Purchased by the Company and/or Coyote......     5

    8.    Participation Rights.........................................................     5

    9.    Bring Along Rights...........................................................     6

   10.    Representations and Warranties...............................................     7

   11.    Incidental Registration......................................................     7

   12.    Expenses.....................................................................     9

   13.    Holdback Agreements..........................................................     9

   14.    Indemnification and Contribution.............................................     9

   15.    Rule 144 Reporting...........................................................    11

   16.    Certain Agreements...........................................................    12

   17.    Confidentiality..............................................................    12

   18.    APL Acknowledgement..........................................................    12

   19.    General Restriction..........................................................    12

   20.    Legends......................................................................    13

   21.    Further Assurances...........................................................    13

   22.    Notices......................................................................    13

   23.    Amendment; Termination.......................................................    14

   24.    General......................................................................    14

   25.    Complete Agreement...........................................................    15


          THIS SHAREHOLDERS' AGREEMENT, dated as of May 28, 1999, among COYOTE ACQUISITION LLC, a Delaware limited liability company, (together with its transferees and assignees, "Coyote I"), COYOTE ACQUISITION II LLC, a Delaware limited liability company, (together with its transferees and assignees, "Coyote II" and Coyote I and Coyote II jointly, "Coyote"), APL Limited, a Delaware corporation ("APL"), each of the foregoing, shareholders (the "Shareholders") of Pacer International, Inc., a Tennessee corporation (the "Company"), and the Company.

          WHEREAS, Coyote and APL have entered into a Stock Purchase Agreement, dated as of March 15, 1999 (as the same may be amended or supplemented, the "Purchase Agreement") whereby Coyote will purchase (the "Acquisition") shares of the outstanding common stock, $.01 par value, of the Company (the "Common Shares");

          WHEREAS, upon consummation of the Acquisition (the "Closing"), each of Coyote I and Coyote II will be the record and beneficial owner of the number of Common Shares (the "Coyote Shares") and APL will be the record and beneficial owner of the number of Common Shares (on a post-split basis) (the "APL Shares") each as set forth on Exhibit A hereto. The terms "APL Shares" and "Coyote Shares" shall include any Common Shares now owned or hereinafter acquired by APL or Coyote, respectively, any securities that may be issued by the Company to APL or Coyote, respectively, as a result of any stock dividend, stock split or other distribution, recapitalization, reclassification, reorganization or the like, and any warrants or options to acquire Common Shares or securities convertible into Common Shares now owned or hereafter acquired by APL or Coyote, respectively; and the term "Shares" shall include the Coyote Shares and the APL Shares;

          WHEREAS, the Company, Coyote I, Coyote II and Donald C. Orris, Gerry Angeli, Robert L. Cross, Gary I. Goldfein, Allen E. Steiner, John W. Hein and Richard P. Hyland (the foregoing individuals, the "Pacer Management Shareholders") have entered into a Shareholders' Agreement dated as of May 28, 1999 (the "Management Shareholders' Agreement") governing the Common Shares which may be issued to the Pacer Management Shareholders in exchange for Series B Perpetual Participating Exchangeable Preferred Stock of Pacer Logistics, Inc.;

          WHEREAS, the Company, Coyote I, Coyote II, BT Capital Investors, L.P. ("BT") and Pacer International Equity Investors, LLC. ("CSFB" and, together with BT, the "Investors") have entered into a Shareholders' Agreement dated as of May 28, 1999 (the "Investors Shareholders' Agreement") governing the Common Shares which will be purchased from the Company pursuant to that certain Assignment and Assumption Agreement, dated as of May 28, 1999, between Coyote I, BT and CSFB;

          WHEREAS, APL and Coyote desire to impose certain restrictions on the disposition and transfer of the APL Shares, to create certain purchase and sale rights and to create certain registration rights; and

          WHEREAS, this Agreement shall become effective upon the Closing.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

          1.  Restrictions on Transfer; Permitted Transferees; Pledges.
              --------------------------------------------------------

          (a) APL shall not make, nor suffer to be made, any transfer, sale, assignment, gift, pledge, mortgage, or other disposition or encumbrance (all of which are comprised within the word "transfer" as used hereinafter) of all or any portion of the APL Shares, except that, subject to the further provisions of Paragraph 1(c) below, each of the following transfers are expressly permitted:

        (i) by APL pursuant to a bona fide written purchase offer from another person (as used herein, the term "person" shall include a natural person, corporation, partnership, limited liability company, association, company, trust, joint venture, unincorporated organization or other entity of any nature whatsoever), after APL shall have first offered the APL Shares to the Company and Coyote in accordance with the procedures hereinafter set forth in Paragraphs 2 through 7 below; provided, that no such transfer
                                            --------
     shall be permitted prior to the date which is thirty (30) months after the Closing (it being understood that such thirty (30) month prohibition does not apply to public sales of APL Shares, after the initial public offering, pursuant to Rule 144 (subject to the last proviso of this paragraph 1(a)(i)) or pursuant to the incidental registration rights specified in paragraph 11); and, provided, further, that in no event may such transfer
                         --------  -------
     to a bona fide purchaser be effected if the board of directors of the Company (the "Board of Directors") determines, that (A) the proposed transferee is a person who or which, directly or indirectly, (including as an employee, director, officer, consultant, partner, owner, adviser or other participant in an entity), engages in the business of the Company, in any related business or in any other business competitive with the Company at the time of sale or (B) such transfer would be materially detrimental to the interests of the Company or any subsidiary thereof; and provided,
                                                                 --------
     further, that this paragraph (i) shall not apply to, and shall not be
     -------
     interpreted to permit, any sales by APL of APL Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act), including without limitation, clause (k) of Rule 144, unless (x) the sale is conducted through the managing underwriter for the Company's initial public offering of securities, (y) the underwriter has not advised the Company or such APL that the sale of all or any portion of such Shares would have a material adverse effect on the market for the Shares and (z) either (1) Coyote has sold 33 1/3% of the Shares owned by it immediately following the Closing or
     (2) six (6) years have elapsed since the Closing;

        (ii) by APL to a Permitted Transferee (as hereinafter defined); provided, however, that any such Permitted Transferee may thereafter
     --------  -------
     transfer such APL Shares pursuant to this Paragraph 1(a)(ii) only to another Permitted Transferee of APL or to APL; and provided, further, that
                                                        --------  -------
     if the Permitted Transferee is an entity described in clause (i) of the definition of "Permitted Transferee", then prior to any disposition of such entity's equity interest in APL, or of any equity interest in such entity to a person that is not APL or a Permitted Transferee of APL, as applicable, (in either such event, such entity would cease to be a Permitted Transferee) such entity shall either (A) transfer all APL Shares then held by it to APL or a Permitted Transferee thereof, or (B) offer such APL Shares to the Company or Coyote pursuant to the provisions of Paragraphs 2 through 7 below on the terms upon which such APL Shares were originally transferred to such entity;

        (iii) as expressly approved in writing by the Board of Directors (but subject to any terms or conditions provided by the Board of Directors in granting any such approval); or

        (iv) as otherwise expressly provided herein, including pursuant to the participation rights specified in Paragraph 8 or the incidental registration rights specified in Paragraph 11.

           (b) For the purposes of the foregoing, a "Permitted Transferee" of APL shall mean:

        (i) any entity in which APL holds, directly or indirectly, a 100% equity interest or any entity which, directly or indirectly, holds a 100% equity interest in APL; and

        (ii)   Coyote or the Company.

           (c) Prior to any transfer of any APL Shares to a bona fide purchaser pursuant to Paragraph 1(a)(i) or to a Permitted Transferee pursuant to Paragraph 1(a)(ii), (i) the transferee of APL Shares shall agree to be bound by and benefit from, and that such APL Shares shall continue to be subject to, the terms and provisions of this Agreement as if he, she or it were APL hereunder and shall enter into a joinder to this Agreement (in the form attached hereto as Exhibit B) to such effect, and (ii) Coyote and the Company shall receive such assurances as they may reasonably require to the effect that such transfer does not violate the Act or applicable state securities laws (including, without limitation, representations and warranties as to investment intention and an opinion of counsel).

           2.  Notice by Shareholder of Proposed Transfers. If at any time APL
               -------------------------------------------
proposes to transfer any APL Shares, APL shall, prior to making any transfer of APL Shares, give written notice (the "Notice") to the Company and Coyote, specifying (i) the APL Shares to be so transferred (which amount shall not be less than 100% of the APL Shares), (ii) the method of transfer, (iii) the identity of the prospective transferee and (iv) in the case of a proposed bona fide sale pursuant to Paragraph 1(a)(i) above, the terms of the written offer made by the prospective purchaser, and attaching a true and correct copy of such bona fide offer.

           3.  Offer to Sell Shares. In the case of a proposed bona fide sale
               --------------------
pursuant to Paragraph 1(a)(i) above, the Notice provided in Paragraph 2 shall constitute an irrevocable offer by APL to sell such APL Shares to the Company or Coyote on the terms and at the price specified in this Paragraph 3 (such offer is hereinafter referred to as the "Offer to Sell," and the APL Shares offered in the Offer to Sell are hereinafter referred to as the "Offered Shares"). The Offer to Sell shall be at a price and on other terms (including any deferral of payment in whole or in part) no less favorable to the Company and Coyote than the price and other terms offered by the prospective purchaser specified in the Notice, except that if the proposed sale is to be wholly or partly for
        ------
consideration other than money (the term "money" being used in this Paragraph 3 to include deferred obligations to pay money), the Offer to Sell shall be at a price equal to the amount of the net monetary consideration plus the fair market value (as determined in good faith by the Board of Directors within ten (10) days after receipt of the Notice by the Company), at the date of the Notice, of any consideration other than money offered by the prospective purchaser.

          4.   Elections to Purchase Shares.
               ----------------------------

          (a) The Company shall have the first right and option, for a period of thirty (30) days after delivery of the Offer to Sell by APL, to accept all or any portion of the Offered Shares at the purchase price and on the terms stated in the Offer to Sell by delivery to APL, with a copy to Coyote, of written notice of its election to purchase (the "Company Election Notice"), specifying the number of Shares the Company elects to purchase. If the Company does not elect to purchase all of the Offered Shares, then Coyote shall have the right and option, for a period of thirty (30) days after the earlier of the expiration of the 30-day period provided above and receipt of the Company Election Notice (the "Exercise Period"), within which to elect to purchase all or any portion of the Offered Shares which were not elected to be purchased by the Company. Such election to purchase Offered Shares shall be irrevocable.

          (b) If Coyote elects to accept the Offer to Sell with respect to the Offered Shares which were not elected to be purchased by the Company, Coyote shall provide APL with written notice (the "Coyote Election Notice"), no later than the last day of the Exercise Period, specifying the maximum number of such Offered Shares that Coyote elects to purchase. Such election to purchase Offered Shares shall be irrevocable. Except as provided in Paragraph 5 below, all elections to purchase Offered Shares in accordance with Paragraph 4(a) and this Paragraph 4(b) shall be binding on APL.

          5.   Procedures Upon Elections for Less than All of Shares Offered.
               -------------------------------------------------------------
Notwithstanding the provisions of Paragraph 4, in the case of a proposed bona fide sale by APL pursuant to Paragraph 1(a)(i), elections to purchase the Offered Shares made by the Company and/or Coyote shall not be binding on APL if the Company and Coyote do not in the aggregate elect to purchase all of the Offered Shares. In such event, no sales pursuant to such elections need be made by APL, and APL may then sell the Offered Shares to the proposed bona fide purchaser, subject to the provisions of Paragraph 7. Notwithstanding the foregoing, APL may, by written notice of acceptance to the Company and Coyote within ten (10) days after the earlier of APL's receipt of an Coyote Election Notice or expiration of the Exercise Period, waive the requirement that all Offered Shares be accepted for purchase by the Company and Coyote and elect to sell to the Company and/or Coyote that part of the Offered Shares for which elections have been made.

          6.   Closing of Purchase of Shares. If elections have been made by the
               -----------------------------
Company and/or Coyote in the aggregate for all of the Offered Shares (or if the Company and/or Coyote shall have received from APL a notice of waiver and acceptance pursuant to Paragraph 5), the Company, Coyote and APL shall mutually agree on a place, time and date (not more than thirty (30) days nor less than twenty (20) days after the expiration of the Exercise Period) for a closing of such purchase and sale. At the closing, APL shall (i) deliver against receipt of the purchase price therefor by cash or certified or bank cashier's check or wire transfer of funds, the certificate or certificates representing the APL Shares each of the Company and Coyote has elected to purchase, properly endorsed for transfer, with all necessary transfer and documentary stamps affixed, and in a form such that upon presentation to the Company the APL Shares represented thereby may be registered in the names of the respective purchasers and (ii) be deemed to have represented and warranted to such purchaser that (a) the APL Shares to be sold are beneficially and of record owned by APL free and clear of all liens, claims, privileges, options, security interests, rights of first refusal, agreements, limitations or voting rights, preemptive rights, charges or other encumbrances of any nature (except as expressly provided by this Agreement) (an "Encumbrance") and (b) the sale and delivery of the APL Shares by APL as contemplated hereby shall vest in the purchaser on such date good, valid and marketable title to such APL Shares free and clear of all Encumbrances (clauses (a) and (b), the "Sale Representations").

          7.   Disposition by APL of Shares not Purchased by the Company and/or
               ----------------------------------------------------------------
Coyote.  Any APL Shares not purchased by the Company and Coyote pursuant to
------
Paragraphs 4 through 6 may be disposed of by APL to the prospective transferee named in the Notice under Paragraph 2, at a price and on terms not more favorable to the transferee than those specified in such Notice, but only within ninety (90) days after the expiration of the Exercise Period; provided, that a
                                                              --------
transferee shall, prior to the transfer, execute and deliver to the Company and Coyote a written joinder to this Agreement and such other assurances as provided in Paragraph 1(c) hereof. Notwithstanding the foregoing, no such transferee shall be entitled to the rights set forth in Paragraph 11 under this Agreement.

          8.   Participation Rights.
               --------------------

          (a) Coyote shall not transfer, directly or indirectly, other than in a public offering under Paragraph 11 below, Shares which result in a 25% Transfer (as defined below), unless the terms and conditions of such sale shall include an offer to APL to include in the transfer, at the option of APL, a portion (as determined in accordance with Paragraph 8(c) below) of the APL Shares at the same price and on the same terms and conditions applicable to the Shares being transferred by Coyote. For purposes of this Paragraph 8, the term "25% Transfer" shall mean any transfer of or series of related transfers of Shares which would result in Coyote having transferred an amount of Shares which exceeds 25% of the Shares owned by Coyote immediately prior to such transfer or transfers.

          (b) In the event that Coyote receives a bona fide offer or offers from a third party to purchase, or otherwise determines to transfer, Shares which purchase or transfer would trigger a 25% Transfer (the "Participation Offer"), Coyote shall then cause the Participation Offer to be reduced to writing and shall give APL written notice thereof (the "Participation Notice"). The Participation Notice shall contain a true and correct copy of the Participation Offer and shall identify the number of Shares with respect to which Coyote has a bona fide offer or other agreement to sell (the "Designated Shares"), the total number of Shares which Coyote owns beneficially, the price per Share at which the sale is proposed to be made and any other material term or condition of the Participation Offer. APL shall have the right and option, within fifteen (15) days after the Participation Notice is given to APL (the "Participation Period") to accept the Participation Offer for the number of Shares as determined pursuant to Paragraph 8(c) below. If APL desires to exercise such option, APL shall provide Coyote with written notice, specifying the number of Shares APL wishes to include in the Participation Offer (a "Participation Acceptance Notice"), which shall constitute an irrevocable acceptance of the Participation Offer by APL.

          (c) In the event the proposed transferee does not agree to accept and purchase all of the additional number of Shares specified in the Participation Acceptance Notice, at the same price and on the same terms and conditions as set forth in the Participation Notice, APL shall have the right to sell pursuant to the Participation Offer the number of Shares (the "Participating Shares") allocated as the lesser of (i) the number of Shares specified in APL's Participation Acceptance Notice and (ii) a pro rata portion
                                                              --- ----
of the number of Shares that such proposed Transferee has agreed to accept and Purchase on the basis of the respective amounts of Shares then owned by Coyote and APL.

          (d) Coyote shall notify APL at least five (5) business days prior to the date upon which the transfer of Shares pursuant to this Paragraph 8 shall be consummated, which notice shall contain the date, time and location of the closing, and the final number of Participating Shares to be sold by APL. APL shall deliver at the closing to Coyote the certificate or certificates representing the number of Participating Shares calculated pursuant to Paragraph 8(c) above, together with a power-of-attorney authorizing Coyote to sell such Participating Shares pursuant to the terms of the Participation Offer. At the closing of the transfer of the Designated Shares to the third party pursuant to the Participation Offer, Coyote shall remit to APL the total sales price of the Participating Shares of APL sold or otherwise disposed of pursuant thereto.

          (e) If at the termination of the Participation Period APL shall not have accepted the offer contained in the Participation Notice, APL will be deemed to have waived any and all of its rights under this Paragraph 8 with respect to the transfer of its Shares to such third party, and Coyote shall have 180 days in which to sell Designated Shares, including the Participating Shares, to the third party, at a price not less than that contained in the Participation Notice and on other terms and conditions not less favorable than those set forth in the Participation Notice.

          (f) Notwithstanding any other provision contained in this Paragraph 8, there shall not be any liability on the part of Coyote in the event that the transfer of Designated Shares, including the Participating Shares, pursuant to this Paragraph 8 is not consummated for any reason whatsoever. The decision whether to effect a transfer of Designated Shares, including the Participating Shares, pursuant to this Paragraph 8 shall be in the sole and absolute discretion of Coyote.

          9.   Bring Along Rights. In the event that Coyote shall transfer or
               ------------------
propose to transfer, directly or indirectly, Shares which, when added to all previous transfers of Shares by Coyote, would result in a transfer to any person other than the Company of greater than twenty-five percent (25%) of the number of Shares outstanding on the date of transfer (a "Significant Transfer"), then Coyote may require, by written notice to APL (the "Bring-Along Notice"), that APL transfer an equivalent portion (on the basis of the amount of Shares to be transferred by Coyote pursuant to the Significant Transfer and the total number of Coyote Shares owned by Coyote at such time) of APL Shares in the Significant Transfer on the same terms and conditions contained in the Bring-Along Notice. The Bring-Along Notice shall contain a true and correct copy of the terms of the Significant Transfer and shall identify the third party, the number of Coyote Shares with respect to which Coyote has a bona fide offer, the price per Coyote Share at which the sale is proposed to be made and all other material terms and conditions of the Significant Transfer, including the date, time and location of the closing. The Bring-Along Notice shall be delivered not less than five (5) business days prior to the closing of the purchase and sale contemplated by this Paragraph 9. In such event, APL shall deliver at the closing to Coyote the certificate or certificates representing the APL Shares together with a power-of-attorney authorizing Coyote to sell such equivalent portion of the APL Shares pursuant to the terms of the Bring-Along Notice. APL shall be obligated to pay not more than its pro rata share (based upon the amount of consideration received for or with
--- ----
respect to the APL Shares) of reasonable fees and expenses incurred in connection with such Significant Transfer (as evidenced by reasonable supporting documentation) to the extent such costs are incurred for the benefit of the selling Shareholders generally, including, without limitation, fees and expenses of one law firm, one accounting firm and one financial advisor acting on behalf of the Company and/or the Shareholders generally, and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Shareholder for such Shareholder's sole benefit will not be considered costs of the transaction hereunder. At the closing of the Significant Transfer, Coyote shall remit to APL the total sales price (net of APL's pro rata portion of
                                                       --- ----
reasonable related expenses as specified above) of the APL Shares sold or otherwise disposed of pursuant thereto. APL hereby agrees to take all reasonable actions necessary to consummate the Significant Transfer, including, but not limited to, the execution of necessary or appropriate agreements, the taking of any necessary corporate action and the waiving of any dissenters, appraisal or similar rights.

          10.  Representations and Warranties.
               ------------------------------

          (a) APL hereby represents and warrants to the Company and Coyote that, as of the time APL becomes a party to this Agreement, (i) APL is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to carry on its business as it is now being conducted, (ii) the execution, delivery and performance of this Agreement by APL have been duly authorized by its board of directors, and (iii) this Agreement has been duly executed and delivered by APL and constitutes the legal, valid and binding obligation of APL, enforceable against APL in accordance with its terms.

          (b) The Company represents and warrants to APL and Coyote that (i) the Company is duly organized, validly existing and in good standing under the laws of Tennessee, and has all requisite corporate power to carry on its business as it is now being conducted, (ii) the execution, delivery and performance of this Agreement by the Company have been duly authorized by the Board of Directors, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c)  Coyote hereby represents and warrants to the Company and APL that
(i) each of Coyote I and Coyote II is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite company power to carry on its business as it is now being conducted, (ii) each of Coyote I and Coyote II has the authority to enter into this Agreement and to fully perform its obligations hereunder, and (iii) this Agreement has been duly executed and delivered by each of Coyote I and Coyote II and constitutes the legal, valid and binding obligation of each of Coyote I and Coyote II, enforceable against each of Coyote I and Coyote II in accordance with its terms.

          11.  Incidental Registration.
               -----------------------

          (a) If the Company at any time (other than pursuant to an initial public offering of the Company's securities) proposes to register any Common Shares under the Act for sale to the public, (i) for its own account (except with respect to registration statements on Forms S-4, S-8 or such other form which is not available for registering Common Shares for sale to the public) or (ii) for the account of Coyote, each such time it will give prior written notice to APL of its intention so to do. Upon the written request of APL, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any of its Common Shares (which request shall state the intended method of disposition thereof), the Company will use commercially reasonable efforts to cause the Common Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale by APL (in accordance with its written request) of such Common Shares so registered. Alternatively, the Company may in its sole discretion include such Common Shares in a separate registration statement to be filed concurrently with the registration statement for the securities to be filed by the Company for its own account or for the account of Coyote. In the event that any registration of Common Shares for the account of the Company pursuant to this Paragraph 11 shall be, in whole or in part, an underwritten public offering of Common Shares, the number of Common Shares owned by APL and Coyote to be included in such an underwriting may be reduced (pro rata among APL, Coyote and other persons with pari passu incidental registration rights, as may be applicable, based upon the number of Shares owned by APL, Coyote and such other persons) due to underwriter market limitations if, and to the extent, that the managing underwriter advises the Company that in its opinion such inclusion would adversely affect the marketing of the securities to be sold by the Company therein. In addition, if the managing underwriter so advises, for any reason, against the inclusion of all or any portion of Common Shares owned by APL in the public offering, then APL shall only have the right to register Common Shares therein as so advised by the managing underwriter. It is acknowledged by the parties hereto that the rights of APL to include Common Shares in a registration shall be subordinate to those of the Company and, except as expressly provided herein, on a parity with Coyote or other person selling Common Shares for its own account so that, except as expressly provided herein, cut backs shall be made on a pro rata basis based on the number of Common Shares held by each such person. Except as set forth above, there shall be no limit to the number of registrations that may be requested pursuant to this Paragraph 11.

          (b) In connection with each registration pursuant to Paragraph 11(a) covering an underwritten public offering pursuant to which APL sells Common Shares, APL agrees to (i) enter into a written agreement with the managing underwriter under the same terms and conditions as apply to the Company or the selling shareholders, as applicable, and (ii) furnish to the Company in writing such information with respect to APL and the proposed distribution by APL as reasonably shall be necessary and shall be requested by the Company in order to comply with federal and applicable state securities laws.

          (c) If, at any time after giving notice of its intention to register any Common Shares pursuant to this Paragraph 11 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Common Shares, the Company shall give written notice to APL and, thereupon, shall be relieved of its obligation to register any APL Shares in connection with such registration.

          (d) The APL Shares shall cease to be registrable pursuant to this Paragraph 11 on the date upon which they are effectively registered under the Act and disposed of in accordance with any registration statement covering it.

          12.  Expenses. All expenses incurred by the Company in complying with
               --------
Paragraph 11, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for APL if it sells Common Shares, but excluding any Selling Expenses, are herein referred to as "Registration Expenses." "Selling Expenses" as used herein mean all underwriting discounts and selling commissions applicable to the sale of APL Shares.

          The Company will pay all Registration Expenses in connection with each registration statement under Paragraph 11. All Selling Expenses in connection with each registration statement under Paragraph 11 shall be borne by APL.

          13.  Holdback Agreements. Notwithstanding any other provision hereof,
               -------------------
except as otherwise may be agreed in writing by the parties hereto concurrently or subsequent to this Agreement, with respect to each and every public offering, each Shareholder agrees not to offer, sell or otherwise transfer any Shares (except for Shares sold (a) in such public offering or (b) to a Permitted Transferee) during the black-out period prior to the effective date of the applicable registration statement or other offering document as advised by counsel for the Company and during the period after such effective date not to exceed six (6) months.

          14.  Indemnification and Contribution.
               --------------------------------

          (a) In the event of a registration of any APL Shares under the Act pursuant to Paragraph 11, the Company will indemnify and hold harmless, to the full extent permitted by law, APL, each underwriter of such Shares thereunder and each other person, if any, who controls APL or such underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, liabilities and expenses, joint or several, to which APL, such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which APL Shares were registered under the Act pursuant to Paragraph 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or reimburse APL, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company (i) will not be
                             --------  -------
liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information pertaining to APL and furnished by APL, any such underwriter or any such controlling person, as the case may be, in writing specifically for use in such registration statement, prospectus, amendment or supplement and (ii) will not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.

          (b) In the event of a registration of any Common Shares under the Act pursuant to Paragraph 11, APL will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Act or otherwise, but only insofar as such losses, claims, damages or liabilities (or actions in respect thereof), arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made in reliance upon and in conformity with information pertaining to APL, as such, furnished in writing to the Company by APL specifically for use in such registration statement under which APL Shares were registered under the Act pursuant to Paragraph 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, and will pay or reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) the liability of APL hereunder
                     --------  -------
shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Common Shares sold by APL under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by APL from the sale of Common Shares covered by such registration statements and (ii) APL shall not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of APL, such consent not to be unreasonably withheld or delayed.

          (c) Promptly after receipt by an indemnified party hereunder of written notice of any claim or the commencement of any action or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Paragraph 14 and shall only relieve it from any liability which it may have to such indemnified party under this Paragraph 14 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and the indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Paragraph 14 for any legal or other professional expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the defendants in any such action include both the
--------  -------
indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable fees and expenses of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

          (d) In order to provide for just and equitable contribution in any case in which either (i) APL exercises incidental registration rights under Paragraph 11 of this Agreement, or any controlling person of APL makes a claim for indemnification pursuant to this Paragraph 14 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Paragraph 14 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of APL or any such controlling person in circumstances for which indemnification is provided under this Paragraph 14; then, and in each such case, the Company and APL shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by APL and the relative fault of the Company and APL; provided,
                                                                       --------
however, that, in any such case, (A) APL shall not be required to contribute any
-------
amount in excess of the public offering price of all APL Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by APL shall be deemed to be in the same proportion as the public offering price of APL Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Shareholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by APL and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          15.  Rule 144 Reporting. With a view to making available the benefits
               ------------------
of certain rules and regulations of the Securities and Exchange Commission (the "Commission") which may at any time permit the sale of the Common Shares to the public without registration, at all times after any registration statement covering a public offering of securities of the Company under the Act shall have become effective, the Company agrees to use all reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act; (b) use all reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and (c) furnish to each Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Shareholder to sell any Common Shares without registration.


          16.  Certain Agreements.
               ------------------

          (a) The Company agrees that any transactions between itself and any Affiliate shall (i) be on terms not materially less favorable to the Company than those that would have been obtained in an arm's-length transaction with a non-Affiliate as determined in good faith by the Board of Directors in their reasonable business judgment or (ii) be approved by a majority of the Board of Directors who are not Affiliates of such person other than a director of officer of the Company who is not otherwise an Affiliate of such person.
Notwithstanding the foregoing, the parties agree that all amounts payable to Apollo Management, L.P. ("Apollo") pursuant to the terms and provisions of that certain Management Agreement of even date herewith between the Company and Apollo (the "Management Agreement") (as it may be extended) shall be specifically excluded from the foregoing limitations on Affiliate transactions; provided, that the fees set forth in such Management Agreement may not be
--------
increased unless approved in accordance with the first sentence of this Paragraph 16(a).

          (b) APL will not sell any APL Shares except in compliance with this Agreement.

          17.  Confidentiality.
               ---------------

          (a) During the term of this Agreement and at all times thereafter, APL agrees that it will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any confidential knowledge or information relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources), product design and customer and supplier information. APL further agrees not to disclose, publish or make use of any such knowledge or information for personal purposes or for the benefit of any person, firm, corporation or other entity (other than the Company or any persons employed or designated by the Company) without the prior written consent of the Company.

          18.  APL Acknowledgement. APL acknowledges and agrees with the terms
               -------------------
of the Management Shareholders' Agreement and the Investors Shareholders' Agreement and the rights given to, and obligations imposed upon, the parties thereto.

          19.  General Restriction. Each of APL and Coyote understand and agree
               -------------------
that (a) the Common Shares retained or received pursuant to the Purchase Agreement have not been registered under the Securities Act and are restricted securities; (b) it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Common Shares (or solicit any offers to buy or otherwise acquire, or take a pledge of any Common Shares) except in compliance with the Securities Act and the terms and conditions of this Agreement; and (c) any attempt to transfer any Common Shares not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's records to such attempted transfer.

          20.  Legends.
               -------

          (a) In addition to any other legend that may be required, each certificate for Common Shares that is issued to APL shall bear a legend in substantially the following form:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS' AGREEMENT DATED AS OF MAY 28, 1999, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM PACER INTERNATIONAL, INC. OR ANY SUCCESSOR THERETO."

          (b) If any Common Shares shall become registered under the Securities Act, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first sentence of the legend required by Paragraph 20(a) endorsed thereon. If any Common Shares cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Common Security without the second sentence of the legend required by Paragraph 20(a) endorsed thereon.

          21.  Further Assurances. The parties hereto agree to execute and
               ------------------
deliver all such further instruments as may be necessary from time to time to carry out the provisions of this Agreement.

          22.  Notices. All offers, acceptance, notices, certificates and other
               -------
communications provided for in this Agreement shall be in writing and (except as otherwise provided in this Agreement) shall be deemed to have been given when
(a) sent by facsimile transmission, (b) sent by a nationally known overnight delivery service, (c) delivered by hand or (d) mailed by first-class registered or certified mail in a post-paid envelope, in each case addressed to the respective persons to be notified as follows: in the case of Coyote, c/o Apollo Management, L.P., 1301 Avenue of the Americas, 38th Floor, New York, NY 10019;
Attention: Joshua J. Harris, with a copy to, Michael Weiner, Esq., Apollo Management, L.P., 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067, and with a copy to, Morton A. Pierce, Esq./Douglas L. Getter, Esq., Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019; in the case of APL, American President Lines, Ltd., 1111 Broadway, Oakland, CA 94607,
Attention: Timothy J. Windle, Esq., with a copy to, Steven B. Stokdyk,

Esq., Sullivan & Cromwell, 1888 Century Park East, Los Angeles, CA 90067 and in the case of the Company, Pacer International, Inc., 3746 Mt. Diablo Blvd., Suite 110, Lafayette, CA 94549, or at such other address as the party to be notified shall from time to time have furnished to the other parties in writing.

          23.  Amendment; Termination. No provision of this Agreement may be
               ----------------------
waived except by an instrument in writing executed by the party against whom the waiver is to be effective. This Agreement may be amended only by an instrument executed by the parties hereto or by their successors and assigns. Except with respect to Paragraphs 14, 17, 18, 19, 20 and Paragraphs 22 through 25 this Agreement shall terminate automatically upon the earlier of (i) the tenth anniversary of the date hereof and (ii) at such time as the Company shall be a Public Company (as defined below) and Coyote shall have sold in the aggregate pursuant to one or more public offerings, fifty percent (50%) of the total number of Coyote Shares owned by them at the Closing. For the purposes of the foregoing provision, the term "Public Company" means a corporation with one or more classes of equity securities listed on a national securities exchange or publicly traded in the over the counter market.

          24.  General.
               -------

          (a) This Agreement (i) shall be construed and enforced in accordance with the laws of the State of New York, (ii) shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns and (iii) may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (b) The parties hereto hereby consent and agree that they shall commence any action with respect to any claims or disputes between the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement in the United States District Court for the Southern District of New York, so long as the action falls within the subject matter jurisdiction of such court; in the event any such action shall be determined by the court to be outside its subject matter jurisdiction, then the parties agree to commence any such action in the Supreme Court of New York County, New York and to take such action as may be necessary to effect assignment of such action to the Commercial Part of that court. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given in accordance herewith.

          (c) The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without the necessity of posting any bond. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) The restrictions with respect to APL Shares set forth herein shall be in addition to and shall in no way limit any other restrictions on the APL Shares set forth in any other agreement.

          (e) The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if any provision, term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, then such provision, term, covenant or restriction shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered and the remainder of the provisions, terms covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          25.  Complete Agreement. This Agreement, the Management Shareholders'
               ------------------
Agreement, the Investors Shareholders' Agreement and the Exhibits attached hereto and which are hereby incorporated by reference herein, contains the entire agreement among the parties, superseding all prior agreements whether oral or written between parties with respect to the subject matter hereof. APL shall not enter into any Shareholder agreements or arrangements of any kind with any person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Shares in a manner which is inconsistent with this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and the year first above written.


                           PACER INTERNATIONAL, INC.


                           By: /s/ Donald C. Orris
                              ________________________________
                              Donald C. Orris
                              President and Chief Executive Officer



                           COYOTE ACQUISITION LLC


                           By: /s/ Marc Becker
                              ________________________________
                              Marc Becker
                              Vice President



                           COYOTE ACQUISITION II LLC


                           By: /s/ Marc Becker
                              ________________________________
                              Marc Becker
                              Vice President



                           APL LIMITED


                           By: /s/ Timothy J. Windle
                              ________________________________
                              Timothy J. Windle
                              Assistant Secretary

                                                                       Exhibit A
                                                                       ---------



Name                                # of Common Shares (On a Post-Split Basis)
----                                -----------------------------------------

APL Limited                                            750,000

Coyote Acquisition LLC                               8,912,000

Coyote Acquisition II LLC                              478,000

                                                                       Exhibit B
                                                                       ---------

                                  JOINDER IN
                                  ----------

                            SHAREHOLDERS' AGREEMENT
                            -----------------------

          In consideration of the transfer to (him) (her) (it) of _____ shares of common stock, $.01 par value, of Pacer International, Inc. (the "Company") and the registration of such transfer on the books of the Company, ____________, a __________ ("Additional Shareholder"), and the Company agree that, as of the date written below, Additional Shareholder shall become a party to that certain Shareholders' Agreement, dated as of May 28, 1999, among the Company, Coyote Acquisition LLC, a Delaware limited liability company, Coyote Acquisition II LLC, a Delaware limited liability company, and APL Limited, a Delaware corporation (the "Shareholders' Agreement"), and shall be bound by all of the terms and provisions of the Shareholders' Agreement, as though (he) (she) (it) was an original party thereto and was included in the definition of "APL" as used therein; provided, that an Additional Shareholder shall not be entitled to the rights set forth in Paragraph 11 of the Shareholders Agreement.

          Executed as of the _____ day of ________________, ____.


                                                [                    ]

                                             By:________________________________
                                                Name:
                                                Title: